Active Power Reports First Quarter 2015 Results

AUSTIN, Texas (April 28, 2015) – Active Power (NASDAQ: ACPW), a manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS), reported results for the first quarter ended March 31, 2015.

Highlights

•	First quarter 2015 revenue increased 20.0% or $2.2 million from the first quarter of 2014 to $13.1 million, but decreased 14.5% or $2.2 million from the previous quarter

•	Achieved quarterly bookings of $19.2 million

•	UPS sales increased 8.2% or $541,000 from the first quarter of 2014 and 4.2% or $292,000 from the previous quarter to $7.2 million

•	Sales in the Americas improved 24.8% or $2.0 million from the first quarter of 2014 and 17.6% or $1.5 million from the previous quarter

•	Gross margin increased to 32.8% compared to 26.8% in the first quarter of 2014 and 26.4% in the previous quarter

•	Appointed Peter Gross to board of directors, a 30-year industry leader with deep experience in design and build of mission critical facilities and modular projects

Q1 2015 Financial Results
Revenue in the first quarter of 2015 was $13.1 million compared to $10.9 million in the year-ago period and $15.4 million in the previous quarter. The increase from the year-ago quarter was driven by higher product sales, specifically stronger MIS sales in the first quarter of 2015. The decrease from the previous quarter was a result of lower product sales in both the UPS and MIS segments partly due to seasonality.

Gross margin in the first quarter of 2015 was 32.8% compared to 26.8% in the year-ago period and 26.4% in the previous quarter. The increase in gross margin compared to both periods was a result of favorable mix of UPS product sales, improved manufacturing absorption, and a one-time credit associated with a resolved customer claim.

Operating expenses in the first quarter of 2015 were $5.8 million compared to $6.6 million in the year-ago period and $6.0 million in the previous quarter. The decrease in operating expenses from the year-ago period was primarily driven by lower payroll expense, severance costs, legal fees, and reduced product development fees, partially offset by the reestablishment of a bonus accrual. The decrease from the previous quarter was primarily due to decreased payroll expense and commissions, partially offset by the reestablishment of a bonus accrual.

Net loss in the first quarter of 2015 was $1.6 million or $(0.07) per share compared to a net loss of $3.9 million or $(0.19) per share in the year-ago period and a net loss of $2.0 million or $(0.09) per share in the previous quarter. The decrease in net loss from the year-ago period was due to higher revenue, higher gross margin, and lower operating expenses in the period. The decrease in net loss from the previous quarter was due to higher gross margin and lower operating expenses in the period.

Adjusted EBITDA in the first quarter of 2015 was a negative $864,000 compared to a negative $3.1 million in the year-ago period and a negative $1.3 million in the previous quarter. The improvement in adjusted EBITDA from both periods is primarily due to lower net losses in the first quarter of 2015.

Cash and cash equivalents totaled $11.7 million at March 31, 2015, compared to $14.8 million at December 31, 2014, and $18.7 million at March 31, 2014.

Bookings and Backlog
Bookings in the first quarter of 2015 were $19.2 million compared to bookings of $13.9 million in the year-ago period and $18.5 million in the previous quarter. First quarter 2015 bookings include a multimillion dollar order from a strategic IT partner. First quarter orders of $19.2 million results in a book-to-bill ratio of 1.46. The dollar amount of backlog was approximately $32.6 million at March 31, 2015. Of the total backlog, approximately $5.7 million, primarily associated with long-term service contracts, is not expected to be filled in the following 12 months.

Bookings amounts represent anticipated revenue from product orders received during the period that are believed to be firm and from signed contracts for service work. Backlog represents the amount of anticipated revenue from prior bookings at the end of the period. Please refer to the Supplemental Information following the Condensed Consolidated Balance Sheets for more detail regarding bookings.

Management Commentary
“Our results for the first quarter of 2015 are reflective of our strategy to increase bookings and backlog, improve operational efficiencies, and control cost,” said Mark A. Ascolese, president and CEO, at Active Power. “We improved bookings on both a sequential and annual basis and reduced our operating expenses. The uptick in MIS activity is also encouraging specifically with this win from a strategic IT partner for our new modular product design. We will continue to focus on generating consistency in bookings and order flow and building a sizeable backlog as we move through 2015.”

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, April 28, 2015, at 8:30 a.m. (ET) to discuss its first quarter 2015 results. Interested parties can dial into the conference call at the time of the event at (888) 287-5563. For callers outside the U.S. and Canada, please dial (719) 325-2329.

For parties wanting to listen live via the web, a webcast button is located on Active Power's investor relations website at http://ir.activepower.com. A replay of the webcast will be available via Active Power’s investor relations website.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) is a global leader in flywheel energy and power technology for mission critical applications. The company’s products and solutions are unique because of its patented flywheel and power electronics technology that delivers critical power to leading innovators across multiple industries. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Non-GAAP Financial Measure
This press release includes information about adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). At the end of the following tables, Active Power has provided a reconciliation of historical adjusted EBITDA to GAAP net loss, the most directly comparable GAAP financial measure, under the heading “Reconciliation of Net Loss to Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of adjusted EBITDA. See “About Presentation of Adjusted EBITDA” at the end of the following tables for our definition of adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by references to future periods, and include statements we make regarding:

•	increasing bookings and backlog;

•	generating consistency in bookings and order flow and building a sizeable backlog;

•	improve operational efficiencies; and

•	control costs.

Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including: the possibility backlog may not result in revenue; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; financial results that may vary significantly from quarter to quarter due to seasonality and volatility in customer demand; an increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations; risks related to our international operations; our dependence on our relationships with Caterpillar, Hewlett Packard, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; product performance and quality issues; our underutilized manufacturing capacity and lack of experience manufacturing our products in large quantities; the level of acceptance of our current and future products; significant competition; intellectual property claims; pending legal matters that have increased our costs and could result in fines and penalties; and our continued ability to borrow under our credit agreement or raise capital as needed to support the business.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Brion D. Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	(unaudited)
	2015	2014

Revenues:
Product revenue	$9,548	$7,457
Service and other revenue	3,581	3,481
Total revenue	13,129	10,938

Cost of goods sold:
Cost of product revenue	6,971	5,905
Cost of service and other revenue	1,851	2,105
Total cost of goods sold	8,822	8,010
Gross profit	4,307	2,928

Operating expenses:
Research and development	1,516	2,080
Selling and marketing	2,706	2,888
General and administrative	1,558	1,606
Total operating expenses	5,780	6,574
Loss from Operations	(1,473)	(3,646)

Interest expense, net	(79)	(101)
Other income (expense), net	(7)	(127)

Net Loss	$(1,559)	$(3,874)

Net Loss per share, basic and diluted	$(0.07)	$(0.19)

Shares used in computing net loss per share, basic and diluted	23,130	20,574

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
	March 31, 2015	December 31, 2014

	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$11,727	$14,824
Restricted cash	538	40
Accounts receivable, net of allowance for doubtful accounts of $245 and $212 at March 31, 2015 and December 31, 2014, respectively	11,802	11,222
Inventories, net	7,397	6,845
Prepaid expenses and other	859	800
Total current assets	32,323	33,731
Property and equipment, net	1,891	2,076
Deposits and other	285	291
Total assets	$34,499	$36,098

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,102	$4,044
Accrued expenses	3,640	4,134
Deferred revenue	3,068	2,771
Revolving line of credit	5,535	5,535
Total current liabilities	16,345	16,484
Long-term liabilities	760	821
Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	—	—
Common stock - $0.001 par value; 40,000 shares authorized; 23,164 and 23,162 issued and 23,096 and 23,094 outstanding at March 31, 2015 and December 31, 2014, respectively	23	23
Treasury stock	(234)	(231)
Additional paid-in capital	302,990	302,667
Accumulated deficit	(285,554)	(283,995)
Other accumulated comprehensive income	169	329
Total stockholders' equity	17,394	18,793
Total liabilities and stockholders' equity	$34,499	$36,098

Active Power, Inc.
Supplemental Information (in thousands)

Revenue by Product	Three Months Ended
	March 31, 2015	% of total	March 31, 2014	% of total	December 31, 2014	% of total

UPS	$7,177	55%	$6,636	61%	$6,885	45%
MIS	2,371	18%	821	7%	4,656	30%
Total Product Revenue	9,548	73%	7,457	68%	11,541	75%
Service	3,581	27%	3,481	32%	3,811	25%
Total Revenue	$13,129	100%	$10,938	100%	$15,352	100%

Revenue by Geography

Americas	$9,863	75%	$7,905	72%	$8,389	55%
EMEA	3,024	23%	2,148	20%	5,416	35%
Asia	242	2%	885	8%	1,547	10%
Total Revenue	$13,129	100%	$10,938	100%	$15,352	100%

	Active Power, Inc.
	Supplemental Information (in thousands)

Total Bookings		Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015

Bookings	$13,918	$15,963	$13,580	$18,500	$19,171
Book to Bill Ratio	1.27	1.57	1.07	1.21	1.46

Reconciliation of Net Loss to Adjusted EBITDA
(Thousands)
	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014

Net Loss	$(1,559)	$(3,874)	$(2,044)
Interest Expense	79	101	94
Depreciation Expense	293	314	266
Stock Based Compensation	323	333	341
Adjusted EBITDA	$(864)	$(3,126)	$(1,343)

About Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with GAAP, and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power, Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.